Exhibit 10.13
Third Amended and Restated Texas Capital Bancshares, Inc.Nonqualified Deferred Compensation Plan

1.Establishment of Plan. Texas Capital Bancshares, Inc. (the “Company”) previously adopted and established an unfunded deferred compensation plan for a select group of management or highly compensated employees of the Company and its Affiliates, known as the Second Amended and Restated Texas Capital Bancshares, Inc. Nonqualified Deferred Compensation Plan (the “Prior Plan”). The Prior Plan was amended from time to time. Effective as of the Effective Date (as defined below), the Company amends and replaces the Prior Plan, as amended, with this Third Amended and Restated Texas Capital Bancshares, Inc. Nonqualified Deferred Compensation Plan (the “Plan”), which supersedes the Prior Plan and all amendments thereto in their entirety.
2.Purpose of Plan. The purpose of the Plan is to provide a select group of management or highly compensated employees (within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA) of the Company, who contribute significantly to the future business success of the Company, with non-qualified deferred compensation benefits through the deferral of Base Salary and Bonus Compensation and through Discretionary Contributions and Matching Contributions, and as such it is intended that the Plan be exempt from the participation, vesting, funding, and fiduciary responsibility requirements of Title I of ERISA. This Plan is also intended to qualify for simplified reporting under U.S. Department of Labor Regulation Section 2530.104-23, which provides for an alternative method of compliance for plans described in such regulation. The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.
3.Definitions.
3.1    “Acceleration Event” is defined in Section 12.1 hereof.
3.2    “Account” means an account maintained by the Company in the name of the Participant to reflect the Participant’s interest under the Plan. An Account may include one or more of the following: (a) an Elective Deferral Account, (b) a Discretionary Contribution Account, and (c) a Matching Contribution Account. Each Participant’s Account may have as many subaccounts (based on the type of contribution credited to the subaccount, vesting or distribution provisions applicable to the subaccount, or any other factors) as the Committee may determine to be appropriate.
3.3    “Affiliate” means any corporation, trade, or business treated as a single employer with the Company under Section 414(b) or (c) of the Code, and any other entity specifically designated by the Committee as an “Affiliate” for purposes of the Plan. With the permission of the Company, Affiliates may adopt the Plan for their own employees.

3.4    “Award Agreement” means a written document provided by the Company to a Participant specifying the terms and conditions of any Discretionary Contribution to be made by the Company to the Participant’s Account for any period(s).
3.5    “Base Salary” means the annual rate of base pay paid by the Company or an Affiliate to or for the benefit of the Participant for services rendered. The Committee may adopt such rules as it deems appropriate for the determination of a Participant’s Base Salary.
3.6    “Beneficiary” means any person or entity entitled under Section 15.8 to receive Plan benefits upon or after a Participant’s death.
3.7    “Board” means the Board of Directors of the Company, as constituted from time to time.
3.8    “Bonus Compensation” means any cash compensation earned by a Participant for services rendered by a Participant under any bonus or cash incentive plan maintained by the Company or an Affiliate. The Committee may adopt such rules as it deems appropriate for the determination of Participant’s Bonus Compensation.
3.9    “Cause” means, except as may otherwise be provided in the Participant’s Award Agreement, termination of the Participant’s employment upon the occurrence of any of the following events: (i) any act of fraud, misappropriation or embezzlement by the Participant with respect to any aspect of the Company’s business; (ii) the material breach by the Participant of any employment agreement between the Company and the Participant, including any protective covenants contained in any such agreement (including, without limitation, a refusal to follow the Company or its designee’s lawful directives which are not inconsistent with the duties of the Participant’s position and the provisions of his or her employment agreement); (iii) the conviction of the Participant by a court of competent jurisdiction of a felony or of a crime involving moral turpitude; (iv) the intentional and material breach by the Participant of any non-disclosure or non-competition/non solicitation provision of any agreement to which the Participant and the Company or any of its parent and affiliate companies are parties; (v) the intentional failure by the Participant to perform in all material respects his or her duties and responsibilities (other than as a result of death or disability) and the failure of the Participant to cure the same in all material respects within fifteen (15) days after written notice thereof from the Company; (vi) the illegal use of drugs by the Participant’s during his or her employment by the Company that, in the determination of the Board, substantially interferes with the Participant’s performance of his or her duties for the Company; (viii) acceptance of employment with any other employer except upon written permission of the Board; or (ix) the material breach by the Participant of his or her fiduciary duties to the Company. The Company shall provide the Participant with a written notice of termination (and in the case, of an event described in (ii) and (viii), thirty (30) days within which the Participant may cure such event constituting “Cause” before such termination effective) which can be provided on the date of termination.

3.10    “Change in Control” means any of the following, but only to the extent such occurrence is a “Change in Control” under Section 409A of the Code with respect to the Participant:
(a)on the date that any “Person” (as defined below), other than (A) the Company or any of its subsidiaries, (8) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (C) an underwriter temporarily holding stock pursuant to an offering of such stock, or (D) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Company’s stock, acquires ownership of the Company’s stock that, together with stock held by such Person, constitutes more than 50% of the total fair market value or total voting power of the Company’s stock. However, if any Person is considered to own already more than 50% of the total fair market value or total voting power of the Company’s stock, the acquisition of additional stock by the same Person is not considered to be a Change in Control. In addition, if any Person has effective control of the Company through ownership of 50% or more of the total voting power of the Company’s stock, the acquisition of additional control of the Company by the same Person is not considered to cause a Change in Control pursuant to this Section 3.10; or
(b)on the date during any 12-month period when a majority of members of the Board is replaced by directors whose appointment or election is not endorsed by a majority of the Board before the date of the appointment or election; provided, however, that any such director shall not be considered to be endorsed by the Board if his or her initial assumption of office occurs as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(c)on the date a plan of reorganization, merger, consolidation, sale of all or substantially all of the assets of the Company or similar transaction occurs or is effectuated in which the Company is not the resulting entity; provided, however, that such an event listed above will be deemed to have occurred or to have been effectuated upon receipt of all required regulatory approvals not including the lapse of any required waiting periods. However, there is no Change in Control when there is such a transfer to (i) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock; (ii) an entity, at least 50% of the total value or voting power of the stock of which is owned, directly or indirectly, by the Company; (iii) a Person that owns directly or indirectly, at least 50% of the total value or voting power of the Company’s outstanding stock; or (iv) an entity, at least 50% of the total value or voting power of the stock of which is owned by a Person that owns, directly or indirectly, at least 50% of the total value or voting power of the Company’s outstanding stock.

For purposes of subparagraphs (a), (b) and (c) above:
“Person” shall have the meaning given in Section 7701(a)(l) of the Code. Person shall include more than one Person acting as a group as defined by the Treasury Regulations issued under Section 409A of the Code.
“Affiliate” shall, for purposes of this Section 3.10, have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended.
The provisions of this Section 3.10 shall be interpreted in accordance with the requirements of the Treasury Regulations under Section 409A of the Code. Notwithstanding anything to the contrary contained herein, a Change in Control for purposes of this Plan shall not include any of the events described herein if the event is in connection with (1) a complete dissolution or liquidation of the Company; (2) a Title 11 bankruptcy proceeding, the appointment of a trustee or receiver or the conversion of a case involving the Company to a case under Chapter 7; or (3) any Distressed Sale of the Company’s Assets or Stock.
3.11    “Claimant” has the meaning set forth in Section 16.1.
3.12    “Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.
3.13    “Committee” means the Company’s Human Resources Committee.
3.14    “Company” means Texas Capital Bancshares, Inc., a Delaware corporation, or any successor thereto. If an Affiliate has adopted the Plan, “Company” includes such Affiliate, to the extent the context so requires.
3.15    “Deferral Election” means an election by an Eligible Employee to defer Base Salary and/or Bonus Compensation. A Participant must make a new Deferral Election with respect to each Plan Year during which he or she wants to defer any amount of Base Salary or Bonus Compensation.
3.16    “Determination Date” means the last Valuation Date preceding the payment date.
3.17    “Disabled or Disability” means that a Participant is: (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (b) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company; or (c) determined to be totally disabled by the Social Security Administration.
3.18    “Discretionary Contribution” means an amount that the Company contributes to the Plan on behalf of a Participant pursuant to Section 6.
3.19    “Discretionary Contribution Account” means a separate account maintained for a Participant to which are credited any Discretionary Contributions made for the Participant and Investment Option earnings allocable thereto, and to which are debited any Investment Option losses, distributions, and any other appropriate charges. A Participant’s Discretionary Contribution Account may include as many subaccounts as the Committee determines is appropriate.
3.20    “Distressed Sale of the Company’s Assets or Stock” means a sale effected for the purpose of avoiding bankruptcy or receivership, or any sale that is recommended to the Company by the Office of the Comptroller of Currency (or any other similar governmental agency with regulatory or oversight authority over the Company).
3.21    “Distribution Date” means a date specified by a Participant in his or her Election Notice, or specified by the Company in an Award Agreement or in a bonus plan or agreement, for the payment of all or a portion of the Participant’s Account.
3.22    “Effective Date” means January 1, 2021.
3.23    “Election Notice” means the notice or notices prescribed from time to time by the Committee for making Deferral Elections under the Plan. The Election Notice shall include the amount or percentage of Base Salary and/or Bonus Compensation to be deferred (subject to any minimum or maximum amounts established by the Committee from time to time); the Distribution Date(s) for the amounts to be deferred; the form of payment (lump sum or installments) for the amounts to be deferred; and any selected Investment Options. Each Election Notice shall become irrevocable as of the last day of the Election Period.
3.24    “Election Period” means the period established by the Committee for each Plan Year during which Deferral Elections for such Plan Year must be made in accordance with the requirements of Section 409A of the Code, as follows:
(a)General Rule. Except as provided in (b) and (c) below, the Election Period shall end, and a Deferral Election shall become irrevocable to the extent required by Section 409A of the Code, no later than the last day of the Plan Year immediately preceding the Plan Year in which the deferred Base Salary or Bonus Compensation would otherwise be paid.
(b)Performance-based Compensation. If any Bonus Compensation constitutes “performance-based compensation” within the meaning of Treas. Reg. Section 1.409A1(e). then the Election Period for such amount shall end no later than six months before the end of the Plan Year during which the Bonus Compensation is earned (but in no event later than the date on which the amount of the Bonus Compensation becomes readily ascertainable).
(c)New Eligible Employees. The Election Period for a new Eligible Employee shall end no later than thirty (30) days after the Employee first becomes eligible to participate in the Plan; any such election shall apply only with respect to compensation earned after the date of the Deferral Election.
3.25    “Elective Deferrals” means amounts of Base Salary and /or Bonus Compensation that a Participant elects to have credited to his or her Elective Deferral Account instead of being paid to him or her currently.
3.26    “Elective Deferral Account” means a separate account maintained for each Participant to which are credited the Participant’s Elective Deferrals pursuant to Section 5 and Investment Option earnings allocable thereto, and to which are debited any Investment Option losses, distributions, and any other appropriate charges. A Participant’s Elective Deferral Account may include as many subaccounts as the Committee determines is appropriate.
3.27    “Eligible Employee” means an Employee who is selected by the Committee to participate in the Plan. Participation in the Plan is limited to a select group of the Company’s management or other highly compensated employees.
3.28    “Employee” means an employee of the Company.
3.29    “Entry Date” means, with respect to an Eligible Employee, the first day of the pay period commencing on or following the effective date of such Eligible Employee’s eligibility to participate in the Plan.
3.30    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
3.31    “FICA Amount” has the meaning set forth in Section 12.1(c).
3.32    “Good Reason” means, except as may otherwise be provided in the Participant’s Award Agreement, the occurrence of any of the following events: (i) without his or her express written consent, the assignment of the Participant to a position, duties or responsibilities substantially inferior to his or her position, duties, or responsibilities with the Company as set forth in his or her employment agreement or offer letter with the Company; (ii) the change of the location where the Participant is based (“Base Location”) at the time the Participant begins participating in this Plan to a location which is more than fifty (50) miles from his or her Base Location, without the Participant’s written consent; or (iii) a reduction by the Company in the Participant’s base salary as then in effect when such Participant begins participating in this Plan, unless such reduction is a proportionate reduction of the compensation of the Participant and all other senior officers of the Company as a part of a company-wide effort to enhance the financial condition of the Company. The Participant shall give the Company thirty (30) business days’ notice of an intent to terminate his or her employment for “Good Reason”, and provide the Company with thirty (30) calendar days after receipt of such notice from the Participant to remedy the alleged violation. In the event the Company does not cure the violation, if the Participant does not terminate his or her employment within sixty (60) days following the last day of the Board’s cure period, the occurrence of the violation shall not subsequently serve as Good Reason for the Participant to terminate his or her employment.
3.33    “Investment Option” means an investment fund or index, including any interest-bearing account or stock account, selected or created by the Committee and made available to Participants, or required by the Committee, for the deemed investment of the Participants’ Accounts or any portion(s) of the Participants’ Accounts.
3.34    “Matching Contribution” means an amount that the Company contributes to the Plan on behalf of a Participant pursuant to Section 7.
3.35    “Matching Contribution Account” means a separate account maintained for a Participant to which are credited any Matching Contributions made for a Participant and Investment Option earnings allocable thereto, and to which are debited any Investment Option losses, distributions, and any other appropriate charges. A Participant’s Matching Contribution Account may include as many subaccounts as the Committee determines is appropriate.
3.36    “Participant” means an Eligible Employee who participates in the Plan by filing an Election Notice in accordance with Section 5.1 and/or having a Discretionary Contribution and/or Matching Contribution credited to his or her Account, and any former Eligible Employee who continues to have an amount credited to his or her Account.
3.37    “Payment Event” has the meaning set forth in Section 10.1.
3.38    “Plan” means this Amended and Restated Texas Capital Bancshares, Inc. Nonqualified Deferred Compensation Plan, as amended from time to time.
3.39    “Plan Year” means the twelve consecutive month period that begins on January 1 and ends on the following December 31. The Plan’s first plan year was 2016.
3.40    “Re-deferral Election” has the meaning set forth in Section 5.4.
3.41    “Separation from Service” has the meaning set forth in Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. Section l.409A-1(h), including the default presumptions thereunder.

3.42    “State, Local and Foreign Tax Amount” has the meaning set forth in Section 12.l(f).
3.43    “Unforeseeable Emergency” means a severe financial hardship of the Participant resulting from (a) an illness or accident of the Participant, the Participant’s spouse, or the Participant’s dependent; (b) a loss of the Participant’s property due to casualty; or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee.
3.44    “Valuation Date” means each business day of the Plan Year.
3.45    “Years of Service” means each 12-month period of continuous employment of the Participant with the Company. A period of continuous employment shall include any leave of absence with or without pay so long as there has not been a Separation from Service. A Participant shall not be deemed to have ceased to be an employee of the Company by reason of the transfer of the Participant’s employment between the Company and any subsidiary or among subsidiaries of the Company, or among any department or business unit of the Company. A Participant shall receive one (1) Year of Service credit for each full year of employment measured from the appropriate hire date or anniversary of the hire date. Any partial year of employment shall not count as a Year of Service, unless otherwise determined by the Committee.
4.Eligibility; Participation.
4.1    Requirements for Participation. Before the beginning of each Plan Year, the Committee shall determine the Employees who shall be Eligible Employees for such Plan Year. Any such Eligible Employee may participate in the Plan commencing as of the first day of such Plan Year. Additionally, the Committee may determine during the Plan Year that an Employee who was not designated as an Eligible Employee before the beginning of the Plan Year shall become an Eligible Employee effective as of a specified date during the current Plan Year, in which case the Election Period rules for new Eligible Employees set forth in the definition of Election Period shall apply. If an Employee is selected for participation in the Plan for one Plan Year, it does not guarantee participation in the Plan for any future Plan Years.
4.2    Election to Participate: Benefits of Participation. An Eligible Employee becomes a Participant by making a Deferral Election in accordance with Section 5 or by having a Discretionary Contribution credited to his or her Account for a Plan Year.
4.3    Cessation of Participation. If a Participant ceases to be an Eligible Employee for a Plan Year, then the Participant’s Deferral Elections shall no longer be effective and the Participant shall not be eligible to receive any further Discretionary Contributions or Matching Contributions. However, such Participant’s Account shall continue to be credited with any earnings and losses of the Participant’s Investment Options until the applicable Determination Date.

5.Election Procedures.
5.1    Deferral Election. An Eligible Employee may elect to defer Base Salary and/or Bonus Compensation by completing an Election Notice and filing it with the Committee during the Election Period. The Election Notice must specify:
(a)The amount or percentage of Base Salary and/or Bonus Compensation to be deferred (subject to any minimum and/or maximum amounts established by the Committee);
(b)To the extent permitted by the Committee, the Distribution Date(s) for any applicable portion(s) of the Participant’s Account attributable to such Deferral Election;
(c)To the extent permitted by the Committee, the form of payment for any applicable portion(s) of the Participant’s Account attributable to such Deferral Election; and
(d)To the extent permitted by the Committee and not provided for in any separate investment election, the Investment Option in which any applicable portion(s) of the Participant’s Account attributable to such Deferral Election are to be treated as having been invested.
5.2    Base Salary Deferrals. A Participant may elect to defer receipt of up to 75% of the Participant’s Base Salary for any Plan Year by making a Deferral Election in accordance with this Section 5. Base Salary deferrals shall be credited to a Participant’s Elective Deferral Account as of the date the Base Salary would otherwise have been paid. The Committee may change the maximum Deferral Election percentage for Base Salary deferrals from time to time, and may set a minimum Deferral Election percentage.
5.3    Bonus Compensation Deferrals.
(a)A Participant may elect to defer receipt of up to 75% of the Participant’s Bonus Compensation for any Plan Year by making a Deferral Election in accordance with this Section 5. Bonus Compensation deferrals shall be credited to the Participant’s Elective Deferral Account as of the date the Bonus Compensation otherwise would have been paid. The Committee may change the maximum Deferral Election percentage for Bonus Compensation deferrals from time to time, and may set a minimum Deferral Election percentage.
(b)The Company may, as part of a bonus plan or agreement under which Bonus Compensation may be earned, require that all or a portion of such Bonus Compensation be deferred, in which case the Bonus Compensation, or applicable portion of the Bonus Compensation, shall be credited by the Committee to the Participant’s Elective Deferral Account.

5.4    Re-deferrals; Changing the Form of Payment. The Participant may make an election to re-defer all or a portion of the amounts in his or her Account until a later Distribution Date, or to change the form of payment (a “Re-deferral Election”), provided that the following requirements are met:
(a)The re-deferral election is made at least twelve (12) months before the original Distribution Date;
(b)The Distribution Date for the re-deferred amount is at least five years later than the original Distribution Date;
(c)The re-deferral election will not take effect for at least twelve (12) months after the re-deferral election is made; and
(d)The re-deferral election otherwise complies with the requirements of Section 409A of the Code.
For purposes of this Section 5.4, (i) effective for all periods prior to January 1, 2020, all payments, including any individual installment payments, shall be treated as separate payments under Section 409A of the Code; and (ii) effective for all periods on and after January 1, 2020, all payments, including any individual installment payments, shall be treated as a single payment; provided that, if a Participant elects installments payments prior to January 1, 2020, then the Distribution Date with respect to any re-deferral election made with respect to such installment payment election shall be at least five years later than the original payment date of the last installment payment.
6.Discretionary Contributions. Each Plan Year the Company may, but need not, make a Discretionary Contribution to the Plan on behalf of a Participant in such amount as the Company shall determine in its sole and complete discretion. Any Discretionary Contribution may be credited to the Participant’s Discretionary Contribution Account after the end of the Plan Year for which the Discretionary Contribution is made. The Company is under no obligation to make any Discretionary Contributions for a Plan Year. Discretionary Contributions need not be uniform among Participants.
7.Matching Contributions. To the extent that a Participant elects to make Elective Deferrals pursuant to Section 5.2 for any Plan Year, the Company may, but need not, make a Matching Contribution to his or her Matching Contribution Account in such amount as the Company shall determine in its sole and complete discretion. The Company is under no obligation to make any Matching Contributions for a Plan Year.
8.Accounts and Investment Options.
8.1    Establishment of Accounts. The Committee shall establish and maintain an Account for each Participant. The Committee may establish as many subaccounts on behalf of any Participant as deemed necessary by the Committee.

8.2    Investment Options. The Committee shall select the Investment Options for the deemed investment of Participants’ Accounts. The Committee may change, discontinue, or add Investment Options at any time, in its sole and complete discretion. To the extent permitted by the Committee, a Participant may make changes to his or her investment selections in accordance with procedures established by the Committee. The Company may require that some or all of the portions of a Participant’s Account be invested in an Investment Option selected by the Committee.
8.3    Adjustments for Deemed Investment Earnings. Each Account shall be adjusted for earnings or losses based on the performance of the Investment Options selected for it, as if the Account were actually invested in such Investment Option(s), even though it will not actually be so invested. Earnings and losses shall be computed on each Valuation Date. The amount paid to a Participant on the payment date shall be determined as of the applicable Determination Date.
8.4    Nature of Accounts. Accounts are not actually invested in the Investment Options and do not correspond to any segregated assets of the Company. A Participant’s Account is solely a device for the measurement and determination of the amounts of compensation to be paid to the Participant pursuant to the Plan.
8.5    Statements. Each Participant shall be provided with a statement setting out the amounts credited to his or her Account, which shall be delivered at intervals determined by the Committee.
9.Vesting.
9.1    Vesting of Base Salary and Bonus Compensation Deferrals. Participants shall be fully vested at all times in their Base Salary and Bonus Compensation deferrals and any earnings thereon.
9.2    Vesting of Discretionary Contributions.
(a)In the event the Company elects to make a Discretionary Contribution for a Plan Year, the Company shall establish the vesting schedule that shall apply to such Discretionary Contribution, which shall be set forth in the Award
(b)Agreement for each Participant who is eligible to receive a Discretionary Contribution for such Plan Year. The vesting schedule for Discretionary Contributions made on behalf of different Participants need not be the same, and the vesting schedule for Discretionary Contributions made with respect to different Plan Years also need not be the same.
(c)Except to the extent otherwise provided in Section 9.2(c) or (d) below, or in an applicable Award Agreement, the nonvested (i.e., forfeitable) portion of a Participant’s Account shall be forfeited (such that no amount shall ever be due or payable to the Participant with respect to such portion, and no substitute or compensatory payment for the loss of such amount shall ever be due or payable to the Participant) upon the Participant’s voluntary or involuntary Separation from Service for any reason.
(d)Notwithstanding the provisions of Sections 9.2(a) and (b) immediately above, except to the extent otherwise provided in an applicable Award Agreement, the portion of a Participant’s Account attributable to Discretionary Contributions shall be 100% vested (i.e., 0% forfeited) upon the Participant’s (a) death or (b) Disability.
(e)Notwithstanding the provisions of Sections 9.2(a) and (b) above, except to the extent otherwise provided in an applicable Award Agreement, the nonvested (i.e., forfeitable) portion(s) of a Participant’s Account attributable to Discretionary Contributions shall be 100% vested (i.e., 0% forfeited) if on or during the 18-month period immediately following a Change in Control the Participant incurs a Separation from Service (i) due to the Company’s termination of the Participant’s employment without Cause or (ii) due to the Participant’s termination of his or her employment for Good Reason.
9.3    Vesting of Matching Contributions.
(a)Any Matching Contributions contributed to the Plan shall vest in accordance with the following schedules:
For any Matching Contributions made with respect to Plan Years ending prior to December 31, 2019, the following vesting schedule shall apply:

Years of Service	Vested Percentage
1	34%
2	67%
3 or more	100%

For any Matching Contributions made with respect to Plan Years ending on or after January 1, 2020, the following vesting schedule shall apply:

Years of Service	Vested Percentage
1	0%
2	100%

(b)Except to the extent otherwise provided in Section 9.3(c) or (d) below, the nonvested (i.e., forfeitable) portion of a Participant’s Account shall be forfeited (such that no amount shall ever be due or payable to the Participant with respect to such portion, and no substitute or compensatory payment for the loss of such amount shall ever be due or payable to the Participant) upon the Participant’s voluntary or involuntary Separation from Service for any reason.
(c)Notwithstanding the provisions of Sections 9.3(a) and (b) immediately above, the portion of a Participant’s Account attributable to Matching Contributions shall be 100% vested (i.e., 0% forfeited) upon the Participant’s (a) death or (b) Disability.
(d)Notwithstanding the provisions of Sections 9.3(a) and (b) above, the nonvested (i.e., forfeitable) portion(s) of a Participant’s Account attributable to Matching Contributions shall be 100% vested (i.e., 0% forfeited) if on or during the 18-month period immediately following a Change in Control the Participant incurs a Separation from Service (i) due to the Company’s termination of the Participant’s employment without Cause or (ii) due to the Participant’s termination of his or her employment for Good Reason.
10.Payment of Participant Accounts.
10.1    In General. Payment of the vested portion of a Participant’s Account shall be made (or, in the case of installments, begin to be made) on the earliest to occur of the following events (each a “Payment Event”):
(a)The Distribution Date specified for any portion of the Account;
(b)The Participant’s Separation from Service;
(c)The Participant’s death; or
(d)The Participant’s Disability.
Participants may elect different Distribution Dates for amounts contributed to the Participant’s Account with respect to different Plan Years.
10.2    Timing of Payments Other than on Account of Separation from Service. Except as otherwise provided in this Section 10, payments shall be made (or, in the case of installment payments, begin to be made) within 90 days following a Payment Event.
10.3    Timing of Payments on Account of Separation from Service. Payments made on account of a Participant’s Separation from Service shall be made (or, in the case of annual installment payments, commence to be made) in January of the calendar year following the calendar year in which the Participant Separated from Service, if the Participant’s Separation from Service occurs in January, February, March, April, May, or June, and otherwise in July of the calendar year following the calendar year in which the Participant Separated from Service.

10.4    Mandatory Deferral of Payment During Clawback Period. To the extent consistent with the requirements of Section 409A of the Code, at the time Bonus Compensation is required to be deferred by the Company or a Discretionary Contribution is contributed by the Company, the Company may in any applicable bonus plan or agreement, or in any Award Agreement, provide that any portion of the Participant’s Account attributable to Bonus Compensation that was required by the Company to be deferred under the Plan, or attributable to Discretionary Contributions, as the case may be, whether or not vested, shall be distributed only after the lapse of any period during with the Company may have the right, or may be required, to reclaim such amount from the Participant pursuant to a Company clawback policy or any applicable federal or other law.
10.5    Form of Payment. If and to the extent permitted by the Committee, a Participant may specify the form(s) of payment (lump sum or annual installments) for amounts credited to his or her Account; the Committee may also specify the form of payment and prescribe rules for default forms of payment if a Participant fails to timely elect a permissible form of payment. Participants may elect different form(s) of payment (lump sum or annual installments) for amounts contributed to the Participant’s Account with respect to different Plan Years. To the extent the Committee permits or requires annual installment payments, the amount of each payment shall be calculated by dividing the value as of the last Determination Date preceding the date of payment of the portion of the Participant’s Account being distributed by the number of annual installments remaining.
10.6    Medium of Payment. All payments under the Plan shall be made in cash.
11.Payments Due to Unforeseeable Emergency.
11.1    Request for Payment. If a Participant suffers an Unforeseeable Emergency, he or she may submit a written request to the Committee for payment of a portion of the vested portion of his or her Account.
11.2    No Payment If Other Relief Available. The Committee will evaluate the Participant’s request for payment due to an Unforeseeable Emergency, taking into account the Participant’s circumstances and the requirements of Section 409A of the Code. In no event will payments be made pursuant to this Section 11 to the extent that the Participant’s hardship can be relieved (a) through reimbursement or compensation by insurance or otherwise or (b) by liquidation of the Participant’s assets, to the extent that liquidation of the Participant’s assets would not itself cause severe financial hardship.
11.3    Limitation on Payment Amount. The amount of any payment made on account of an Unforeseeable Emergency shall not exceed the amount reasonably necessary to satisfy the Participant’s financial need, including amounts necessary to pay any Federal, state, or local income taxes or penalties reasonably anticipated to result from the payment, as determined by the Committee.

11.4    Timing and Form of Payment. Payment on account of an Unforeseeable Emergency shall be made from a Participant’s Account in the form of a lump sum as soon as practicable and in any event within 30 days following the Committee’s determination that an Unforeseeable Emergency exists.
11.5    Cessation of Deferrals. If during a Plan Year a Participant receives payment on account of an Unforeseeable Emergency, the Participant may make no more Elective Deferrals for the remainder of the Plan Year.
12.Acceleration Events.
12.1    Permissible Acceleration Events. Notwithstanding anything in the Plan otherwise to the contrary, the Committee, in its sole discretion, may accelerate payment of all or a portion of a Participant’s vested Account upon the occurrence of any of the events (“Acceleration Events”) set forth in this Section 12. The Committee’s determination of whether payment may be accelerated in accordance with this Section 12 shall be made in accordance with Treas. Reg. Section 1.409A3(j)(4).
(a)Domestic Relations Orders. The Committee may accelerate payment of a Participant’s vested Account to the extent necessary to comply with a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).
(b)Limited Cashouts. The Committee may accelerate payment of a Participant’s vested Account to the extent that (i) the aggregate amount in the Participant’s Account does not exceed the applicable dollar amount under Section 402(g)(l)(B) of the Code, (ii) the payment results in the termination of the Participant’s entire interest in the Plan and any plans that are aggregated with the Plan pursuant to Treas. Reg. Section 1.409A1(c)(2), and (iii) the Committee’s decision to cash out the Participant’s Account is evidenced in writing no later than the date of payment.
(c)Payment of Employment Taxes. The Committee may accelerate payment of all or a portion of a Participant’s vested Account (i) to pay the Federal Insurance Contributions Act (FICA) tax imposed under Sections 3010, 3121(a) and 3121(v)(2) of the Code (the “FICA Amount”), or (ii) to pay the income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA Amount and the additional income tax at source on wages attributable to the pyramiding Section 3401 wages and taxes; provided, however, that the total payment under this Section 12.l(c) shall not exceed the FICA Amount and the income tax withholding related to the FICA Amount.
(d)Payment Upon Income Inclusion. The Committee may accelerate payment of all or a portion of a Participant’s vested Account to the extent that the Plan fails to meet the requirements of Section 409A of the Code with respect to the Participant; provided, however, that the amount accelerated shall not exceed the amount required to be included in income as a result of the failure to comply with Section 409A of the Code.
(e)Termination of the Plan. The Committee may accelerate payment of all or a portion of a Participant’s vested Account upon termination of the Plan in accordance with Treas. Reg. Section 1.409A-3(j)(4)(ix).
(f)Payment of State, Local or Foreign Taxes. The Committee may accelerate payment of all or a portion of the vested portion of a Participant’s Account for:
(i)the payment of state, local, or foreign tax obligations arising from participation in the Plan, to the extent that such tax obligations relate to an amount deferred under the Plan before the amount is paid or made available to the Participant (the “State, Local and Foreign Tax Amount”); provided, however, that the accelerated payment amount shall not exceed the taxes due as a result of participation in the Plan; and/or
(ii)the payment of income tax at source on wages imposed under Section 3401 of the Code as a result of such payment and the payment of the additional income tax at source on wages imposed under Section 3401 of the Code attributable to the additional Section 3401 wages and taxes; provided however, that the accelerated payment amount shall not exceed the aggregate of the State, Local, and Foreign Tax Amount and the income tax withholding related to such amount.
(a)Certain Small Offsets. The Committee may accelerate payment of all or a portion of the Participant’s vested Account to satisfy a debt of the Participant to the Company incurred in the ordinary course of the service relationship between the Company and the Participant; provided, however, the amount accelerated shall not exceed $5,000 in any taxable year of the Participant and the payment shall be made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.
(b)Bona Fide Disputes as to Right to Payment. The Committee may accelerate payment of all or a portion of a Participant’s vested Account where the payment is part of a settlement between the Company or an Affiliate and the Participant of an arm’s length, bona fide dispute as to the Participant’s right to the deferred amount.
13.Plan Administration.
13.1    Administration By Committee. The Plan shall be administered by the Committee, which shall have the authority to:

(a)construe and interpret the Plan and apply its provisions;
(b)promulgate, amend and rescind rules and regulations relating to the administration of the Plan;
(c)authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;
(d)determine minimum or maximum amounts that Participants may elect to defer under the Plan;
(e)select the Investment Options that will be available for the deemed investment of Accounts under the Plan and establish procedures for permitting Participants to change their Investment Options;
(f)select, subject to the limitations set forth in the Plan, those Employees who shall be Eligible Employees;
(g)evaluate whether a Participant who has requested payment from his or her Account on account of an Unforeseeable Emergency has experienced an Unforeseeable Emergency and the amount of any payment necessary to satisfy the Participant’s need with respect to such Unforeseeable Emergency;
(h)calculate deemed investment earnings and losses;
(i)interpret, administer, reconcile any inconsistency in, correct any defect in, and/or supply any omission in the Plan and any instrument, Election Notice, or agreement relating to the Plan; and
(j)exercise discretion to make any and all other determinations that it determines to be necessary or advisable for the administration of the Plan.
13.2    Non-Uniform Treatment. The Committee’s determinations under the Plan need not be uniform and any such determinations may be made selectively among Participants. Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make nonuniform and selective determinations with regard to: (a) the terms or conditions of any Elective Deferral; (b) the availability of Investment Options; (c) vesting provisions for Discretionary Contributions.
13.3    Committee Decisions Final. Subject to Section 16, all decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on the Company and the Participants, unless such decisions are determined by a court having jurisdiction to be arbitrary and capricious.
13.4    Indemnification. No member of the Committee or any designee shall be liable for any action, failure to act, determination, or interpretation made in good faith with respect to the Plan, except for any liability arising from his or her own willful malfeasance, gross negligence, or reckless disregard of his or her duties. Without limiting the generality of the foregoing sentence, any decision or action taken by the Committee in reasonable reliance upon information supplied to it by the Board, the Company, legal counsel, or the Company’s independent accountants shall be deemed to have been taken in good faith. The Committee or any such employee, officer or director of the Company may from time to time consult with counsel who may be counsel to the Company or other counsel, with respect to its obligations or duties hereunder, or with respect to any action, proceeding or question of law, and shall not be held liable with respect to any action taken or omitted, in good faith, pursuant to the advice of such counsel. To the fullest extent permitted by applicable law, the Company shall indemnify and save harmless the Board and each member of the Committee against any and all expenses, liabilities and claims (including legal fees incurred to investigate or defend against such liabilities and claims) arising out of their discharge in good faith of responsibilities under or incident to the Plan. Expenses and liabilities arising out of willful misconduct shall not be covered under this indemnity. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, as such indemnities are permitted under applicable law. Notwithstanding any other provision of this Agreement, to the extent that any payment made pursuant to this Section 13.4 is not exempt from Section 409A pursuant to the application of Department of Treasury Regulation Section l.409A-1(b)(10) or other applicable exemption (a “409A Payment”), the following provisions of this Section 13.4 shall apply with respect to such 409A Payment: The Company shall make a 409A Payment due under this Section 13.4 by the last day of the taxable year of the indemnitee following the taxable year in which the applicable legal fees and expenses were incurred; the legal fees or expenses that are subject to reimbursement pursuant to this Section 13.4 shall not be limited as a result of when the fees or expenses are incurred; the amounts of legal fees or expenses that are eligible for reimbursement pursuant to this Section 13.4 during a given taxable year of the indemnitee shall not affect the amount of expenses eligible for reimbursement in any other taxable year; and the right to reimbursement pursuant to this Section 13.4 is not subject to liquidation or exchange for another benefit.
13.5    Delegation of Authority. The Committee may delegate some or all of its powers with respect to the administration of the Plan to one or more employees of the Company. Any actions taken by any employees pursuant to such delegation of authority shall be deemed to have been taken by the Committee. Although an employee of the Company to whom the Committee delegates the authority to perform specified functions under the Plan may be eligible to participate in the Plan, all decisions with respect any such employee’s participation in the Plan shall be made solely and exclusively by the Committee.
14.Amendment and Termination. The Board may, at any time, and in its discretion, alter, amend, modify, suspend, or terminate the Plan or any portion thereof; provided, however, that no such amendment, modification, suspension or termination shall, without the consent of a Participant, adversely affect such Participant’s rights with respect to amounts credited to or accrued in his or her Account, whether or not vested, and provided, further, that, no payment of benefits shall occur upon termination of the Plan unless the requirements of Section 409A of the Code have been met.
15.Miscellaneous.
15.1    No Employment or Other Service Rights. Nothing in the Plan or any instrument executed pursuant to the Plan shall confer upon any Participant any right to continue to serve the Company or interfere in any way with the right of the Company to terminate the Participant’s employment or service at any time, with or without notice, and with or without Cause.
15.2    Limitation of Rights. Nothing in this Plan shall be construed to: (i) give any individual who is employed by the Company or any entity under common ownership or control with the Company any right to be a Participant; (ii) give a Participant any rights, other than as an unsecured general creditor the Company with respect to any amount credited to his or her Account, until such amount is actually distributed to him or her; (iii) give a Participant or any other person any interest in any fund, reserve or any specific asset of the Company or any entity under common ownership or control with the Company; or (iv) create a fiduciary relationship between the Participant and the Company.
15.3    Tax Withholding. The Company shall have the right to deduct from any amounts otherwise payable under the Plan any Federal, state, local, or other applicable taxes required to be withheld.
15.4    Governing Law. Except to the extent that Federal law may require otherwise, the Plan shall be administered, construed, and governed in all respects under and by the laws of Texas, without reference to the principles of conflicts of law.
15.5    Section 409A of the Code. The Company intends that the Plan comply with the requirements of Section 409A of the Code, and the Plan shall be operated and interpreted consistent with that intent. Notwithstanding the foregoing, the Company makes no representation that the Plan will comply with Section 409A of the Code in form or operation, and the Company shall have no liability to any Participant for any failure to comply with Section 409A of the Code.
(a)This Plan shall constitute an “account balance plan” as defined in Treas. Reg. Section 31.3121(v)(2)-1(c)(1)(ii)(A) For purposes of Section 409A of the Code, all amounts deferred under this Plan shall be aggregated with amounts deferred under other account balance plans of the Company.
15.6    General Assets; Rabbi Trust. All amounts provided under the Plan shall be paid from the general assets of the Company, and no separate fund shall be established to secure payment. Notwithstanding the foregoing, the Company may, but need not, establish a “rabbi trust” to assist it in funding any Plan obligations. The assets of any

“rabbi trust” established under the Plan shall at all times be subject to the claims of the Company’s general creditors. Whether or not a rabbi trust is established by the Company to assist it in funding Plan obligations, the Plan is intended to be “unfunded” for purposes of ERISA and the Code. The Company’s obligations to Participants under the Plan, including as recorded in Participants’ Accounts, are merely unfunded unsecured promises by the Company to pay money to the Participants in the future. No Participant has by virtue of his or her Account any right to, or prior claim on, any assets of the Company, regardless of the extent to which such assets may be associated practically with the operations of the Plan. The Plan does not comprise or include a trust of which the Participants or their Beneficiaries are beneficiaries. The rights of Participants and Beneficiaries to payment from the Company with respect to amounts credited to their Accounts are merely the rights of unsecured general creditors of the Company for compensation for services performed.
15.7    No Warranties. Neither the Company nor the Committee warrants or represents that the value of any Participant’s Account will increase. Each Participant assumes the risk in connection with the deemed investment of his or her Account.
15.8    Beneficiary Designation.
(a)Each Participant under the Plan may from time to time name any Beneficiary or Beneficiaries to receive the Participant’s interest in the Plan in the event of the Participant’s death. Each such designation will revoke all prior designations by the same Participant, shall be in a form reasonably prescribed by the Committee, and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. If a Participant fails to designate a Beneficiary, then the Participant’s estate shall be his or her Beneficiary.
(b)Notwithstanding any provision of Section 15.8(a) that might otherwise be to the contrary, any portion of a deceased Participant’s Account that constitutes a surviving spouse’s community or other marital property shall be paid only to such surviving spouse, unless the surviving spouse has consented in writing to the Participant’s designation of a person other than the surviving spouse to receive such portion or makes a disclaimer of such portion that meets the requirements of the Code. Additionally, if a Participant designates as his or her beneficiary a person who, after the Participant’s death, is convicted of, or pleads guilty or nolo contendere to, the Participant’s homicide, and such person’s conviction or plea is not overturned on appeal or withdrawn, then the Participant’s designation of such person as his or her Beneficiary shall be deemed to have been revoked by the Participant before he or she died.
15.9    No Assignment. Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate, or otherwise encumber, transfer, hypothecate or convey any amounts payable hereunder prior to the date that such amounts are paid (except for the designation of beneficiaries pursuant to Section 15.8 or a domestic relations order under Section 12.1(a)).
15.10    Expenses. The costs of administering the Plan shall be paid and borne by the Company.
15.11    Severability. If any provision of the Plan is held to be invalid, illegal, or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent of such invalidity, illegality, or unenforceability, and the remaining provisions shall not be affected.
15.12    Headings and Subheadings. Headings and subheadings in the Plan are for convenience only and are not to be considered in the construction of the provisions hereof.
15.13    Electronic Documents and Delivery. Any reference in this Plan to any document to be provided to or by, or to any communication to or by, a Participant, including any reference to any notice, notification, election, election form, or statement, includes such documents and communications in electronic form, delivered electronically, to the extent that the Committee chooses to use and/or accept electronic documents and communications. Electronic signatures shall have under the Plan the fullest force and effect permitted by applicable law.
15.14    Set-Offs and Recoupments. If as of the date that payment would otherwise be made under Section 10 in connection with any Payment Event a Participant or Beneficiary owes an outstanding monetary obligation to the Company, including any loan, judgment, claim for damages, or clawback of any kind and under any legal or equitable principle or policy, including any statute or regulation, the Company may satisfy all or part of such outstanding monetary obligation by taking all or part of the amount that would otherwise be distributed to the Participant or Beneficiary in connection with such Payment Event. To the extent required by applicable law, the Company shall treat any such taken amount as compensation income of the Participant or Beneficiary, subject to tax reporting and withholding.
16.Claims Procedures.
16.1    Filing a Claim. Any Participant or other person claiming an interest in the Plan (the “Claimant”) may file a claim in writing with the Committee. The Committee shall review the claim itself or appoint an individual or entity to review the claim.
16.2    Claim Decision. The Claimant shall be notified within ninety (90) days after the claim is filed whether the claim is approved or denied, unless the Committee determines that special circumstances beyond the control of the Plan require an extension of time, in which case the Committee may have up to an additional ninety (90) days to process the claim. If the Committee determines that an extension of time for processing is required, the Committee shall furnish written or electronic notice of the extension to the Claimant before the end of the initial ninety (90) day period. Any notice of extension shall describe the special circumstances necessitating the additional time and the date by which the Committee expects to render its decision.
16.3    Notice of Denial. If the Committee denies the claim, it must provide to the Claimant, in writing or by electronic communication, a notice which includes:
(a)The specific reason(s) for the denial;
(b)Specific reference to the pertinent Plan provisions on which such denial is based;
(c)A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or information is necessary;
(d)A description of the Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial of the claim on appeal; and
(e)If an internal rule was relied on to make the decision, either a copy of the internal rule or a statement that this information is available at no charge upon request.
16.4    Appeal Procedures. A request for appeal of a denied claim must be made in writing to the Committee within sixty (60) days after receiving notice of denial. The decision on appeal will be made within sixty (60) days after the Committee’s receipt of a request for appeal, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than one hundred twenty (120) days after receipt of a request for appeal. A notice of such an extension must be provided to the Claimant within the initial sixty (60) day period and must explain the special circumstances and provide an expected date of decision. The reviewer shall afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information, and records and to submit issues and comments in writing to the Committee. The reviewer shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.
16.5    Notice of Decision on Appeal. If the Committee denies the appeal, it must provide to the Claimant, in writing or by electronic communication, a notice which includes:
(a)The specific reason(s) for the denial;

(b)Specific references to the pertinent Plan provisions on which such denial is based;
(c)A statement that the Claimant may receive on request all relevant records at no charge;
(d)A description of the Plan’s voluntary procedures and deadlines, if any;
(e)A statement of the Claimant’s right to sue under Section 502(a) of ERISA; and
(f)If an internal rule was relied on to make the decision, either a copy of the internal rule or a statement that this information is available at no charge upon request.
16.6    Claims Procedures Mandatory. The internal claims procedures set forth in this Section 16 are mandatory. If a Claimant fails to follow these claims procedures, or to timely file a request for appeal in accordance with this Section 16, the denial of the Claim shall become final and binding on all persons for all purposes.
17.Disability Claims Procedures.
17.1    Filing a Disability Claim. This Section 17 applies to any claim for benefits under the Plan that requires an independent determination by the Committee of a Participant’s disability status (a “Disability Claim”). A Claimant must file a Disability Claim in writing with the Committee. The Committee shall review the Disability Claim itself or appoint an individual or entity to review the Disability Claim. The Committee shall ensure that all Disability Claims and appeals of Disability Claims are judged in a manner designed to ensure the independence and impartiality of the persons involved in making the decision.
17.2    Disability Claim Decision. The Claimant shall be notified of the Plan’s benefit determination within a reasonable period of time, but no later than forty-five (45) days after receipt of the Disability Claim. If, due to matters beyond the control of the Plan, the Committee needs additional time to process a Disability Claim, the Claimant will be notified, within forty-five (45) days after the Committee receives the Disability Claim, of those circumstances and of when the Committee expects to make its decision, but not beyond seventy-five (75) days after receipt of the Disability Claim. If, prior to the end of the extension period, due to matters beyond the control of the Plan, a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to an additional thirty (30) days (for a total of one hundred five (105) days after receipt of the Disability Claim), provided that the Committee notifies the Claimant prior to the end of the first extension of the circumstances requiring the extension and the date as of which the Plan expects to render a decision. Any extension notice shall specifically explain the standards on which entitlement to a disability benefit is based, the unresolved issues that prevent a decision on the Disability Claim and the additional information needed from the Claimant to resolve those issues, and the Claimant shall be afforded at least forty-five (45) days within which to provide the specified information.
17.3    Notice of Denial. In the case of a denial, the Committee will provide a notification in a culturally and linguistically appropriate manner (as described in Department of Labor Regulation Section 2560.503-l(o)) that shall set forth:
(a)The specific reasons for the denial;
(b)A reference to the specific provisions of the Plan on which the denial is based;
(c)A description of any additional material or information necessary for the Claimant to perfect the Disability Claim and an explanation of why such material or information is necessary;
(d)A description of the Plan’s appeal procedures and the time limits applicable to such procedures;
(e)A statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following a denial on appeal;
(f)A discussion of the decision, including an explanation of the basis for disagreeing with or not following:
(i)the views presented by the Claimant of health care professionals treating the Claimant and vocational professionals who evaluated the Claimant;
(ii)the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a Claimant’s denial, without regard to whether the advice was relied upon in making the benefit determination; and
(iii)a disability determination regarding the Claimant presented by the Claimant made by the Social Security Administration.
(g)If the denial is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the Claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request;
(h)Either the specific internal rules, guidelines, protocols, standards or other similar criteria of the Plan relied upon in making the denial or, alternatively,

a statement that such rules, guidelines, protocols, standards or other similar criteria of the Plan do not exist; and
(i)A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s Disability Claim. Whether a document, record, or other information is relevant to a Disability Claim shall be determined by Department of Labor Regulation Section 2560.503-1(m)(8).
17.4    Disability Claim Appeal Procedures. If the Committee denies the Disability Claim, in whole or in part, the Claimant shall have the opportunity for a full and fair review by the Committee of the denial, as follows:
(a)The Claimant must submit an appeal in writing to the Committee within one hundred eighty (180) days following receipt of the initial Disability Claim denial;
(b)Prior to a denial of the Disability Claim on appeal, the Claimant shall be given, free of charge, any new or additional evidence considered, relied upon, or generated by the Plan or other person making the benefit determination in connection with the Disability Claim, or any new or additional rationale used as a basis for denial, as soon as possible and sufficiently in advance of the date on which the notice of the denial on appeal is required to be provided, to give the Claimant a reasonable opportunity to respond prior to that date.
(c)The Claimant shall be given the opportunity to submit written comments, documents, and records to the Committee, and shall be provided upon request, without charge, all relevant (as defined in applicable ERISA regulations) documents, records and other information relating to the Disability Claim. The reviewer shall take into account all comments, documents, records and other information submitted by the Claimant relating to the Disability Claim regardless of whether the information was submitted or considered in the initial benefit determination.
(d)The Disability Claim will be reviewed by an individual or committee who did not make the initial determination that is subject of the appeal, nor by a subordinate of the individual who made the determination, and the review shall be made without deference to the initial denial. If the initial denial was based in whole or in part on a medical judgment, the Committee will consult with a health care professional with appropriate training and experience in the field of medicine involving the medical judgment. The health care professional who is consulted on appeal will not be the same individual who was consulted during the initial determination or the subordinate of such individual. If the Committee obtained the advice of medical or vocational experts in making the initial denial (regardless of whether the advice was relied upon), the Committee will identify such experts.

(e)The Committee shall notify the Claimant of the Plan’s benefit determination on appeal within forty-five (45) days after receiving the request for review. If the Committee determines that special circumstances require additional time for processing the Disability Claim, the Committee can extend the response period by an additional forty-five (45) days by notifying the Claimant in writing, prior to the end of the initial 45-day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Committee expects to render its decision.
17.5    Notice of Decision on Appeal. In the case of a denial on appeal, the Committee will provide a notification in a culturally and linguistically appropriate manner (as described in Department of Labor Regulation Section 2560.503-1 (o)) that shall set forth:
(a)The specific reasons for the denial;
(b)Reference to the specific provisions of the Plan on which the decision is based;
(c)A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s Disability Claim;
(d)A statement describing any voluntary appeal procedures offered by the Plan and the Claimant’s right to obtain the information about such procedures;
(e)A statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) which shall describe any applicable contractual limitations period that applies to the Claimant’s right to bring such an action, including the calendar date on which the contractual limitations period expires for the Disability Claim;
(f)A discussion of the decision, including an explanation of the basis for disagreeing with or not following:
(i)the views presented by the Claimant or health care professionals treating the Claimant and vocational professionals who evaluated the Claimant;
(ii)the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a Claimant’s denial, without regard to whether the advice was relied upon in making the benefit determination; and

(iii)a disability determination regarding the Claimant presented by the Claimant made by the Social Security Administration.
(g)If the denial is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the Claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request; and
(h)Either the specific internal rules, guidelines, protocols, standards or other similar criteria of the Plan relied upon in making the denial or, alternatively, a statement that such rules, guidelines, protocols, standards or other similar criteria of the Plan do not exist.
17.6    Mandatory Exhaustion of Claims Procedures. The claims and appeal procedures set forth in Section 17 are mandatory. A Claimant must follow the claims and appeal procedures under this Plan and exhaust his or her administrative remedies before being entitled to take any further action with respect to a Disability Claim under the Plan. Failure to follow these claims and appeal procedures will result in the denial of the Disability Claim becoming final and binding on all persons for all purposes.
Except with respect to de minimis failures, if the Plan fails to strictly adhere to all the requirements of this claims procedure with respect to a Disability Claim, the Claimant is deemed to have exhausted the administrative remedies available under the Plan and shall be entitled to pursue any available remedies under ERISA Section 502(a). The Claimant may request a written explanation of the failure from the Plan, and the Plan must provide such explanation within ten (10) days, including a specific description of its basis, if any, for asserting that the failure should not cause the administrative remedies to be deemed exhausted. If a court rejects the Claimant’s request for immediate review on the basis that the Plan met the standards for the exception, the Disability Claim shall be considered as re filed on appeal upon the Plan’s receipt of the decision of the court. Within a reasonable time after the receipt of the decision, the Plan shall provide the Claimant with notice of the resubmission.

IN WITNESS WHEREOF, Texas Capital Bancshares, Inc. has adopted this Plan as of the Effective Date written above.
TEXAS CAPITAL BANCSHARES, INC.

By:

Name:
Title: